As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sapiens International Corporation N.V.

Netherlands Antilles	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Landhuis Joonchi Kaya Richard J. Beaujon z/n P.O. Box 837 Curacao, Netherlands Antilles (Address of Principal Executive Office)

1992 Stock Option and Incentive Plan 2003 Share Option Plan 2005 Special Incentive Share Option Plan (Full Title of the Plan)

Sapiens Americas Corporation 4000 CentreGreen Way, Suite 100 Cary, NC 27513 (Name and Address of Agent for Service)

(919) 405-1500 (Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Andrew Treitel, Adv.	Adam M. Klein, Adv.
General Counsel	Goldfarb, Levy, Eran, Meiri & Co.
Sapiens International Corporation N.V.	2 Weizman Street
P.O. Box 4011	Tel Aviv, Israel 64239
Nes-Ziona 74140, Israel	Tel: 011-972-3-608-9999
Tel: 011-972-8-938-2721	Fax: 011-972-3-608-9908
Fax: 011-972-8-938-2730

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Shares, par value of 0.01Euro each	517,475	(2)	$2.91	(3)	$1,505,852	(3)	$46.23
Common Shares, par value of 0.01Euro each	2,482,525	(2)	$5.46	(4)	$13,554,586	(4)	$416.13
Common Shares, par value of 0.01Euro each	2,000,000	(2)	$3.00	(5)	$6,000,000	(5)	$184.20
Total	5,000,000				$21,060,438		$646.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional indeterminable number of shares as may be issuable pursuant to the anti-dilution provisions of the Plans.

(2)	Represents Common Shares reserved for issuance pursuant to awards, which may be granted under the Plans.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported sales prices of the Common Shares of the Registrant on the Nasdaq Stock Market on July 10, 2007.

(4)	Represents options to purchase Common Shares granted under the Plans as of June 30, 2007 at a range of exercise prices. The stated offering price per share represents the weighted average exercise price of such outstanding options, calculated pursuant to Rule 457(h) under the Securities Act.

(5)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the exercise price per share of the applicable options.

PART I

Explanatory Note

Sapiens International Corporation N.V. (“Sapiens” or the “Registrant”) is filing this registration statement to register an aggregate of 5,000,000 additional Common Shares issuable upon the exercise of options granted or to be granted under the Plans (as defined below) as follows: (1) 2,000,000 Common Shares issuable under the Sapiens International Corporation N.V. 1992 Stock Option and Incentive Plan as amended by the Amended and Restated Share Option Plan filed on July 22, 1999 (the “1992 Plan”); (2) 500,000 Common Shares issuable under the Sapiens International Corporation N.V. 2003 Share Option Plan (the “2003 Plan”); (3) 500,000 Common Shares issuable under the 1992 Plan and the 2003 Plan; and (4) 2,000,000 Common Shares issuable under the Sapiens International Corporation N.V. 2005 Special Incentive Share Option Plan (the “2005 Plan”, and collectively with the 1992 Plan and 2003 Plan, the “Plans”). On June 9, 1993, Sapiens filed a registration statement on Form S-8 (File No. 33-64208), which was amended and restated on July 22, 1999 on Form S-8 (File No. 333-10622), covering 800,000 Common Shares, authorized for issuance under the 1992 Plan, with the Securities and Exchange Commission (the “Commission”). Pursuant to General Instruction E to Form S-8, the contents of the Form S-8 (File No. 33-64208) and Form S-8 (File No. 333-10622) are incorporated herein by reference.

On June 11, 2003, the Registrant’s shareholders approved a 1-for-5 reverse stock split of the Registrant’s Common Shares. As a result of the reverse stock split, the 4,000,000 Common Shares registered pursuant to Form S-8 (File No. 33-64208) and Form S-8 (File No. 333-10622) became 800,000 Common Shares. In addition, as a result of the reverse stock split the par value of the Registrant’s Common Shares was changed to €2.30 (instead of €0.46)

On August 26, 2004, the Registrant’s shareholders approved a change to Registrant’s Articles of Association such that the par value of the Common Shares was changed to €0.01 (instead of €2.30).

Item 2.	Registrant Information and Plans Annual Information

        Upon written or oral request by a participant in the Plans, the Registrant will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and any documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. All such written or oral requests for documents or information should be directed to Sapiens International Corporation N.V. at P.O. Box 4011, Nes-Ziona 74140, Israel, Attention: Corporate Secretary, Telephone: 011-972-8-938-2721.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

        The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

—	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the Commission on June 28, 2007.

        All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein are incorporated by reference into the Registrant’s Registration Statements on Form S-8, and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

        Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Exemption of Office Holders

         Book 2 of the Netherlands Antilles Civil Code, dealing with company law, does not prohibit a company from exempting the members of the board of management or their supervisory board from liability against claims by third parties, nor does Netherlands Antilles law impose specific restrictions on such exemption, except in cases of willful misconduct or major negligence.

Indemnification and Insurance

Article 12 of the Registrant’s Articles of Association provides as follows:

“12.1     The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with request to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

12.2     The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

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12.3     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this Article XII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

12.4     Any indemnification under paragraphs 1 and 2 of this Article XII (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

12.5     Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article XII.

12.6     The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

12.7     The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article XII.

12.8     For purpose of this Article XII, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify his directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.”

The Registrant has entered into Indemnification Agreements with its Independent Directors and Executive Officers. The total amount of indemnification that the Registrant provided to its Independent Directors is limited to the greater of (a) an aggregate amount of $3 million, or (b) an amount equal to twenty-five percent (25%) of the Registrant’s total shareholders equity at the time of any claim for indemnification.

Item 7.	Exemption from Registration Claimed.

        Not Applicable.

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Item 8.	Exhibits.

Exhibit No.	Description

1.1	Articles of Association, as amended on March 17, 2005 (1)

5.1	Opinion of Gregory E. Elias LL.M. with respect to the legality of the securities being registered.*

23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm *

24.1	Power of Attorney (included in the signature pages to this registration statement).*

99.1	Sapiens International Corporation N.V. 1992 Stock Option and Incentive Plan (2)

99.2	Sapiens International Corporation N.V. Amended and Restated Share Option Plan (3)

99.3	Sapiens International Corporation N.V. 2003 Share Option Plan (4)

99.4	Sapiens International Corporation N.V. 2005 Special Incentive Share Option Plan (5)

(1)	Incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2005, filed on June 29, 2006.

(2)	Incorporated by reference to Exhibit 28.1 to the Registration Statement on Form S-8 (File No. 33-64208) filed with the Commission on June 9, 1993.

(3)	Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-10622) filed with the Commission on July 22, 1999.

(4)	Incorporated by reference to Exhibit 4(c)2 to the Annual Report on Form 20-F for the year ended December 31, 2006, filed on June 28, 2007.

(5)	Incorporated by reference to Exhibit 4(c)3 to the Annual Report on Form 20-F for the year ended December 31, 2006, filed on June 28, 2007.

*	Filed herewith.

Item 9.	Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

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(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plans.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nes-Ziona, State of Israel, on the 15th day of July, 2007.

Sapiens International Corporation N.V. By: /s/ Ron Al Dor /s/ Roni Giladi ————————————————————————————————————— RON AL DOR RONI GILADI PRESIDENT AND CHIEF EXECUTIVE OFFICER CHIEF FINANCIAL OFFICER

POWER OF ATTORNEY

        The undersigned directors and officers hereby constitute and appoint Ron Al Dor and Roni Giladi and each of them, with full power to act without the other and with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that such attorneys-in fact and agents, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ELI REFIMAN —————————————— ELI REFIMAN	Chairman of the Board of Directors	July 15, 2007

/S/ RON AL DOR —————————————— RON AL DOR	President, Chief Executive Officer and Director	July 15, 2007

/S/ RONI GILADI —————————————— RONI GILADI	Chief Financial Officer	July 15, 2007

/S/ GUY BERNSTEIN —————————————— GUY BERNSTEIN	Director	July 15, 2007

/S/ GAD GOLDSTEIN —————————————— GAD GOLDSTEIN	Director	July 15, 2007

/S/ NAAMIT SALOMON —————————————— NAAMIT SALOMON	Director	July 15, 2007

/S/ YAVOV ELINAV —————————————— YAVOV ELINAV	Director	July 11, 2007

Signature	Title	Date

/S/ UZI NETANEL —————————————— UZI NETANEL	Director	July 12, 2007

/S/ IDO SCHECHTER —————————————— IDO SCHECHTER	Director	July 15, 2007

/S/ HADAS GAZIT KAISER —————————————— HADAS GAZIT KAISER	Director	July 15, 2007

/S/ UNITED INTERNATIONAL TRUST N.V. ——————————————————— UNITED INTERNATIONAL TRUST N.V. BY: GREGORY ELIAS BY: V.M.G. HASETH-PORTILLO	Director	July 11, 2007

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES: SAPIENS AMERICAS CORPORATION By: /s/ GINA RUBENDALL —————————————— GINA RUBENDALL CONTROLLER	July 12, 2007

EXHIBIT INDEX

Exhibit No.	Description

1.1	Articles of Association, as amended on March 17, 2005 (1)

5.1	Opinion of Gregory E. Elias LL.M. with respect to the legality of the securities being registered.*

23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm *

24.1	Power of Attorney (included in the signature pages to this registration statement).*

99.1	Sapiens International Corporation N.V. 1992 Stock Option and Incentive Plan (2)

99.2	Sapiens International Corporation N.V. Amended and Restated Share Option Plan (3)

99.3	Sapiens International Corporation N.V. 2003 Share Option Plan (4)

99.4	Sapiens International Corporation N.V. 2005 Special Incentive Share Option Plan (5)

(1)	Incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2005, filed on June 29, 2006.

(2)	Incorporated by reference to Exhibit 28.1 to the Registration Statement on Form S-8 (File No. 33-64208) filed with the Commission on June 9, 1993.

(3)	Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-10622) filed with the Commission on July 22, 1999.

(4)	Incorporated by reference to Exhibit 4(c)2 to the Annual Report on Form 20-F for the year ended December 31, 2006, filed on June 28, 2007.

(5)	Incorporated by reference to Exhibit 4(c)3 to the Annual Report on Form 20-F for the year ended December 31, 2006, filed on June 28, 2007.

*	Filed herewith.